STANDISH, AYER & WOOD INVESTMENT TRUST

                            Certificate of Amendment

      The undersigned, being the Secretary of Standish, Ayer & Wood Investment Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustee of the Trust by
Section 9.3 of the Agreement and Declaration of Trust, dated August 13, 1986, as amended (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of a Majority of the Trustees at a meeting duly called and held on October 25, 1989, and by the shareholders of Consolidated Standish Short-Term Asset Reserve Fund at a meeting held on November 29, 1989, the Declaration of Trust is amended to provide that one share (or, if appropriate, a fraction of a share) of beneficial interest of Consolidated Standish Short-Term Asset Reserve Fund be issued to shareholders in exchange for and in conversion of each 20 shares (or, if appropriate, such lesser number of shares) held by each shareholder of the Fund.

      The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

      IN WITNESS WHEREOF, undersigned has set his hand and seal this 29th day of November, 1989.


                                          /s/  George W. Noyes
                                          -----------------------------------
                                          George W. Noyes, Secretary

                                 ACKNOWLEDGEMENT

                            M A S S A C H U S E T T S

Suffolk, ss.:                                                 November 29, 1989

      Then personally appeared the above named George W. Noyes and acknowledged the foregoing instrument to be his free act and deed.

      Before me,


                                          /s/ Joseph W. Chin
                                          -----------------------------------
                                          Notary Public
                                          My Commission Expires: 9/12/91